    As filed with the Securities and Exchange Commission on December 29, 1995
                                                     Registration No. 33-
                                                                         ----
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -----------------------------

                              VALUE PROPERTY TRUST
                  ------------------------------------------
             (Exact name of registrant as specified in its charter)

                   MARYLAND                             23-1862664
                   --------                             ----------
(State or other jurisdiction of incorporation or    (I.R.S. Employer
organization)                                       Identification No.)

         120 Albany Street, 8th Floor, New Brunswick, New Jersey  08901
         --------------------------------------------------------------
             (Address of principal executive offices)    (Zip code)

               Registrant's telephone number, including area code
                                 (908) 296-3080
                                 --------------
                     GEORGE R. ZOFFINGER, President and C.E.O
                              Value Property Trust
                                 120 Albany Street
                                    8th Floor
                         New Brunswick, New Jersey  08901
                                 (908) 296-3080

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -----------------------------
                                   Copies to:

                                Peter P. Wallace
                         Milbank, Tweed, Hadley & McCloy
                      601 South Figueroa Street, 30th Floor
                         Los Angeles, California  90017
                                 (213) 892-4000
                          ------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                                      CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS                            AMOUNT            PROPOSED        PROPOSED MAXIMUM       AMOUNT OF
   OF SECURITIES TO                              TO BE         MAXIMUM OFFERING       AGGREGATE         REGISTRATION
    BE REGISTERED                              REGISTERED       PRICE PER UNIT     OFFERING PRICE(1)         FEE
------------------------------------------------------------------------------------------------------------------------
11-1/8% Senior Secured
Notes due 2002 . . . . . . . . . . . . . . .   $ 57,069,000          100%           $ 57,069,000         $11,413.80
------------------------------------------------------------------------------------------------------------------------
Common Shares, par value
$1.00 per share. . . . . . . . . . . . . . .      9,619,290       $10.56(2)          101,579,702          20,315.94
------------------------------------------------------------------------------------------------------------------------
     Total . . . . . . . . . . . . . . . . .   $ N/A                N/A             $158,648,702         $31,729.74
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1)       Estimated solely for the purpose of calculating the registration fee.
(2)       Average of high and low prices on December 27, 1995.

PROSPECTUS

                              VALUE PROPERTY TRUST

                 $57,069,000 11 1/8% SENIOR SECURED NOTES due 2002
                             9,619,290 COMMON SHARES

       All of the 9,619,290 Common Shares, par value $1.00 per share (the "Common Shares") and $57,069,000 in principal amount of the 11-1/8% Senior Secured Notes due 2002 (the "Senior Notes") (collectively, the "Securities"), offered hereby are being offered for the account of certain securityholders (the "Selling Securityholders") of Value Property Trust (the "Company"). See "Selling Securityholders."

      This Prospectus has been prepared by the Company pursuant to a Registration Rights Agreement dated as of September 29, 1995 and amended as of November 28, 1995 (the "Registration Rights Agreement") between each of the Selling Securityholders and the Company. The Company will receive none of the proceeds from the sale of Securities hereby, but has agreed to bear all fees and expenses incident to the registration, offering and sale of the Securities, excluding any underwriting discounts, commissions, fees or transfer taxes.
See "Use of Proceeds," "Selling Securityholders" and "Plan of Distribution."

      The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "VLP." On December 26, 1995, the last sale price of the Common Shares as reported on the NYSE was $10-5/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.

     THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITYHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                        ______________________________


               The date of this Prospectus is            , 1996

                               THE COMPANY

      The Company is a self-administered real estate investment trust (a "REIT") that satisfies the conditions under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and under other applicable law, that was organized in 1970 under the laws of the State of Maryland. On September 29, 1995 the Company emerged from bankruptcy.

      Since emerging from bankruptcy on September 29, 1995, the Company has not yet formulated a long-term strategic plan. The Company's current plan is to evaluate each of its assets and identify, over the next one to two years, a core portfolio of properties to retain and operate or to offer for sale, with a view to maximizing the Company's overall return to investors.

      The Company's core portfolio may focus on one or more property types or on specific geographical regions, in each case where the Company believes opportunities for appreciation exist. It may seek to make improvements to such properties in order to maximize their value, or may hold properties when it believes them to be undervalued.

      Management may, from time to time, determine to sell one or more properties consistent with the Company's goal of focusing its holdings on a core portfolio. In addition, the Company may receive unsolicited bids for one or more properties and will consider such bids in light of management's assessment of such factors as the price offered for the properties, their possibility for future appreciation and/or the current return to the Company from operating such properties, and the fit of such properties with the Company's remaining portfolio of core properties.

      The Company may also, from time to time, identify new properties for acquisition or make investments as opportunities arise, in each case consistent with the Company's definition of its core portfolio.

      In addition to reviewing each of its properties, the Company is currently assessing its mortgage loan portfolio, with a view to identifying and formulating a plan of action with respect to non-performing loans and loans that are unlikely to be collected in a timely manner. Performing loans may be retained by the Company for their current yield and the Company may, from time to time, solicit bulk sale bids for some or all of its non-performing and/or performing loans.

      As of September 30, 1995 the Company had cash and marketable securities valued at approximately $16.8 million. The Company intends to use such funds, together with funds from operations and net proceeds from the sale of assets, to make appropriate capital and tenant improvements to its properties and to make acquisitions of new properties, from time to time, as described above. Pending such use, the Company will use its funds to reduce leverage by repaying, redeeming or repurchasing its indebtedness or to make other investments (including investments in the Company's Common Shares), subject to the terms of its debt instruments as in effect from time to time.

                                RISK FACTORS

      PRIOR TO MAKING A DECISION TO PURCHASE ANY OF THE COMMON SHARES OR SENIOR NOTES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS, AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISK FACTORS.

LEVERAGE

      Upon completion of the Prepackaged Plan of Reorganization of the Company filed with the Bankruptcy Court on August 18, 1995 (the "Plan of Reorganization"), the Company continued to have significant indebtedness. At September 30, 1995, the Company had total consolidated debt of approximately $127,510,000 and a ratio or total consolidated debt to shareholders' equity of approximately 1.3 to 1.

      The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which, in turn, will be subject to general economic conditions and to financial, competitive, business and other factors, including factors beyond the Company's control.

      The degree to which the Company is leveraged and the terms governing the Company's debt instruments, including restrictive covenants and events of default, could have important consequences to holders of the Securities, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisition, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to servicing its indebtedness; (iii) terms of the Company's debt instruments will restrict the Company's ability to pay dividends and will impose other operating and financial restrictions; (iv) the Company may be more leveraged than other REITs, which may place the Company at a competitive disadvantage; and (v) the Company's significant degree of leverage could make it more vulnerable to changes in general economic conditions. Following the Plan of Reorganization, the Company believes that it will be able, through fiscal year 2002, to make its principal and interest payments as and when required with funds derived from its operations. However, unexpected declines in the Company's future business, increases in interest rates or the inability to borrow additional funds for its operations if and when required could impair the Company's ability to meet its debt service obligations and, therefore, have a material adverse effect on the Company's business and future prospects. No assurance can be given that additional debt or equity funds will be available when needed or, if available, on terms which are favorable to the Company.

ABSENCE OF PUBLIC MARKET FOR SENIOR NOTES

      There is no existing market for the Senior Notes and the Company cannot determine the value of these securities. The Senior Notes will not be listed on any national or regional exchange. No appraisal or independent evaluation of such Senior Notes has been sought. Consequently, there can be no assurance that an active trading market for these Securities will develop and no assurance can be given as to the prices at which such Senior Notes might trade. In particular, there can be no assurance that the market price for the Senior Notes will be at or near the face amount of the Senior Notes. The market for "high yield" securities, such as the

Senior Notes, has been volatile and unpredictable, which has had an adverse effect on the liquidity and prices for such securities.

ACCOUNTING PRESENTATION

      The Company emerged from bankruptcy on September 29, 1995. Accordingly, the Company's Consolidated Balance Sheets at and after September 30, 1995 and its Consolidated Statements of Operations, Cash Flows and Retained Earnings (Deficit) for periods after September 30, 1995 will not be comparable to the Consolidated Financial Statements for prior periods included elsewhere herein. Among other things, the Consolidated Statement of Operations and Retained Earnings (Deficit) for the year ended September 30, 1995 includes numerous adjustments required by the Plan of Reorganization, including adjustments to interest expense and payment of substantial professional expenses related to the bankruptcy. Similarly, the Company's Consolidated Balance Sheet as of September 30, 1995 reflects consummation of the Plan of Reorganization, and therefore is not comparable to the Company's Consolidated Balance Sheets at September 30, 1994 or dates prior thereto.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

      The Company did not declare or pay any dividends during the fiscal year ended September 30, 1995 or the fiscal year ended September 30, 1994. In addition, the Amended and Restated Indenture (the "Senior Note Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Indenture Trustee"), dated September 29, 1995, which governs the Senior Notes, prohibits the Company from declaring or making any dividends to shareholders other than dividends required for the Company to maintain its REIT status unless the consolidated net worth of the Company at the time of such payment and after giving effect thereto is at least $50 million; provided, however, that the Company shall in no event declare or make any such payment or other distribution if a Default or Event of Default (as defined in the Senior Note Indenture) has occurred and is continuing under the Senior Note Indenture.

DELISTING OF THE COMMON SHARES FROM TRADING ON THE NYSE

      The Company has been informed by the NYSE that the Company's Common Shares no longer qualify for listing on the NYSE. In order for the Company to maintain the listing of its Common Shares on the NYSE, the Company must meet certain continued listing criteria, including without limitation, minimum levels with respect to (i) the number of shareholders and shareholding (1,200 holders each owning 100 shares or more), (ii) the number of publicly held shares (600,000),
(iii) the aggregate market value of publicly-held shares ($5,000,000) and of all outstanding shares ($8,000,000), and (iv) minimum annual earnings (average of $600,000 per year for prior three years). On September 16, 1993, the NYSE notified the Company in writing that a review of the Company's annual financial results for the fiscal year ended September 30, 1992 and for the nine months ended June 30, 1993 indicated that the Company had fallen below the continued listing criteria for the aggregate market value of outstanding shares (less than $8,000,000) and average earnings for the prior three years (less than $600,000 per year). On November 29, 1994, the NYSE notified the Company in writing that a review of the Company's annual financial results for the fiscal year ended September 30, 1994 indicated that the Company still fell below the continued listing criteria for the aggregate market value of outstanding shares (less than $8,000,000) and average earnings for the prior three years (less than $600,000 per year), and that the Company had fallen below the continued listing criteria for the aggregate market value of publicly-held shares ($5,000,000). Also, the NYSE advised the Company that it would normally give consideration to delisting the securities of a company when an intent to file under any of the sections of the bankruptcy law has been announced. The NYSE indicated in its letter of November 29, 1994 that consideration is being given to the appropriateness of continued listing of the Common Shares. Management of the Company provided the NYSE with information to support a recommendation for the continued listing of the Common Shares on the NYSE and has received no further communications from the NYSE addressing the possibility of the Company being delisted. To date, to the Company's knowledge, the NYSE has taken no affirmative action to delist the Common Shares, but has reserved the right to do so in the future. If the Common Shares are delisted from the NYSE, (i) there can be no assurance that a public market will continue to exist for the Common Shares, (ii) the Company may have greater difficulty in obtaining financing, suffer a significant decline in the market value of its Common Shares, and (iii) securityholders of the Company may subsequently have difficulty in selling their Common Shares should they desire to do so.

FEDERAL INCOME TAX CONSIDERATIONS

      The Company has elected to be taxed as a REIT under the Code. There can be no assurance, however, that the Internal Revenue Service (the "IRS") could not successfully take the position at some future time that the Company no longer qualifies for taxation as a REIT. As long as the Company continues to qualify to be taxed as a REIT, it generally will not be subject to federal corporate income taxes on the portion of its ordinary income or capital gains that is currently distributed to its securityholders. In the event the Company were to no longer qualify for REIT taxation, it would be subject to federal income tax on its income (including capital gains).


                     RATIOS OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges for the fiscal years ended September 30, 1991, 1992, 1993, 1994 and 1995 were (19.91), (26.18), (68.80),
(41.73) and (61.52), respectively. (Note: Earnings were not sufficient to cover fixed charges during these periods.) The pro forma ratio of earnings to fixed charges for the year ended September 30, 1995 (assuming consummation of the Plan as of October 1, 1994) would be 133.87.

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (including gain or loss on the sale of property) before restructuring related costs and fixed changes related costs plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized, if any) and the amortization of debt issuance costs.


                               USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of Securities by any of the Selling Securityholders. See "Plan of Distribution."

                         DESCRIPTION OF SENIOR NOTES

GENERAL

      The Senior Notes, are secured obligations governed by the Senior Note Indenture. The Company's obligations under the Senior Note Indenture are secured as provided in the Amended and Restated Collateral and Security Agreement dated as of September 29, 1995, the Amended and Restated Pledge Agreement dated as of September 29, 1995 and the letter of agreement indemnifying the Collateral Agent (as defined herein) dated September 29, 1995 (the "Letter of Agreement") (collectively, the "Collateral Documents"). See "Collateral and Security" and "The Indenture Trustee and Collateral Agent" below. The following summary of certain provisions of the Senior Notes and the Senior Note Indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the Senior
Note Indenture and the Collateral Documents, including the definitions therein of certain terms. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the Senior
Note Indenture or the Collateral Documents, as applicable.

      The Senior Notes represent $109,975,000 aggregate principal amount and mature on September 29, 2002. Interest on the Senior Notes accrues at 11-1/8% per annum and is payable semiannually in arrears on each June 30 and December 31, commencing June 30, 1995 or if such day is not a Business Day on the next succeeding Business Day, to holders of record of the Senior Notes at the close of business on the immediately preceding June 1 and December 1, whether or not a Business Day. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. Interest accrues from the most recent date to which interest has been paid for, or, if no interest has been paid, from September 29, 1995. The Company will pay interest on overdue principal at the rate equal to 2% per annum in excess of the interest rate on the Senior Notes to the extent lawful; and it will pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful. The Senior Notes have been issued in registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

      The Company will have the option to redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, thereon to the applicable redemption date.

MANDATORY REDEMPTION

      Except as set forth below with respect to Asset Sale Proceeds and Change of Control, the Company will not be required to make mandatory redemption payments or sinking fund payments with respect to the Senior Notes.

NOTICE AND SELECTION

      If the Company elects to redeem Senior Notes pursuant to the optional redemption provisions described above, it shall furnish to the Indenture Trustee, at least 45 days but not more than 75 days before a redemption date, written notice setting forth: (i) the redemption date; (ii) the principal amount of Senior Notes to be redeemed; and (iii) the redemption price. If less than all of the Senior Notes are to be redeemed, the Indenture Trustee shall select the Senior Notes to be redeemed among the holders of Senior Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Indenture Trustee considers fair and appropriate (and in such manner as complies with applicable legal and stock exchange requirements, if any), provided that no Senior Notes of $1,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Senior Notes to be redeemed shall be selected, unless otherwise provided in the Senior Note Indenture, not less than 30 nor more than 60 days prior to the redemption date by the Indenture Trustee from the outstanding Senior Notes not previously called for redemption.

      The Indenture Trustee will promptly notify the Company in writing of the Senior Notes selected for redemption and, in the case of any Senior Note selected for partial redemption, the principal amount thereof to be redeemed. Senior Notes and portions of them selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Senior Notes of a holder are to be redeemed, the entire outstanding amount of Senior Notes held by such holder, even if not a multiple of $1,000, will be redeemed. Except as provided in the preceding sentence, provisions of the Senior Note Indenture that apply to Senior Notes called for redemption also apply to portions of Senior Notes called for redemption.

ASSET SALE PROCEEDS

      If at any time the aggregate amount of Asset Sale Proceeds and the net cash proceeds of Indebtedness incurred pursuant to the Senior Indenture Note that have not been applied in accordance with the Senior Note Indenture (exclusive of any Asset Sale Proceeds or net cash proceeds which remain after the completion of any prior Asset Sale Offer (as defined below)) exceeds $10 million, the Company will make an offer to all holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that, together with accrued and unpaid interest thereon, may be purchased with 80% of any such Asset Sale Proceeds or 100% of the net cash proceeds of such Indebtedness, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Senior Note Indenture and summarized in the remainder of this section "Asset Sale Proceeds".

      The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company will purchase the maximum principal amount of Senior Notes that may be purchased with 80% of such Asset Sale Proceeds or 100% of the net cash proceeds of such Indebtedness (the "Offer Amount"), or, if less than the Offer Amount has been tendered, all Senior Notes tendered in response to the Asset Sale Offer.

      If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued interest will be paid to the person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Senior Notes pursuant to the Asset Sale Offer.

      On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Senior Notes or portions thereof tendered pursuant to the Asset Sale Offer, or, if less than the Offer Amount has been tendered, all Senior Notes, and deliver to the Indenture Trustee an Officer's Certificate stating that such Senior Notes or portions thereof were accepted for payment by the Company in accordance with the terms of the provisions of the Senior Note Indenture relating to Asset Sale Proceeds in general. The Company, depositary or paying agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver (or wire, if requested by a holder of Senior Notes in advance) to each tendering holder of Senior Notes an amount equal to the purchase price of the Senior Note tendered by such holder and accepted by the Company for purchase, and the Company will promptly issue a new Senior Note, and the Indenture Trustee will authenticate and mail or deliver such new Senior Note to such holder equal in principal amount to any unpurchased portion of the Senior Note surrendered. Any Senior Note not so accepted shall be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date. In the event that the aggregate amount of Asset Sale Proceeds or net cash proceeds of Indebtedness incurred pursuant to the Senior Note Indenture exceeds the aggregate principal amount of Senior Notes surrendered by holders thereof pursuant to such Asset Sale Offer, the Company may use the remaining Asset Sale Proceeds or net cash proceeds of such Indebtedness in accordance with the terms of the Senior Note Indenture. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Asset Sale Proceeds or net cash proceeds of Indebtedness incurred pursuant to the Senior Note Indenture, the Indenture Trustee will select the Senior Notes to be purchased on a pro rata basis. Upon completion of any Asset Sale Offer, the amount of Asset Sale Proceeds or net cash proceeds of such Indebtedness will be deemed to be reset at zero.

      Other than as specifically provided in this provision, any purchase pursuant to this provision will be made pursuant to the provisions of the Senior
Note Indenture relating to redemptions in general.

      Whenever any Asset Sale Proceeds or net cash proceeds of Indebtedness incurred pursuant to the Senior Note Indenture are received by the Company, such Asset Sale Proceeds or net cash proceeds of Indebtedness will be set aside in the Asset Sale Account pending allocation of such Asset Sale Proceeds or net cash proceeds of Indebtedness pursuant to the provisions of the Senior Note Indenture.

      All cash Asset Sale Proceeds shall be deposited in the Asset Sales Account immediately upon receipt by the Company or any Subsidiary or their agent. All non-cash Asset Sale Proceeds shall be delivered immediately to Wilmington Trust Company and William J. Wade (the "Collateral Agent") upon receipt by the Company or any Subsidiary or their agent and shall be pledged to the Collateral Agent for the ratable benefit of the holders of Senior Notes to secure the obligations of the Company under the Senior Note Indenture and the Senior Notes pursuant to a pledge agreement in form and substance satisfactory to the Indenture Trustee. When the aggregate amount of Asset Sale Proceeds and net cash proceeds from Indebtedness incurred pursuant to the Senior Note Indenture exceeds $10 million, the Company will be required to apply all such Asset Sale Proceeds and net cash proceeds to an Asset Sale Offer in accordance with the procedures set forth above in this section. The cash Asset Sale Proceeds shall be distributed to the holders of Senior Notes in accordance with the above. Any cash Asset Sale Proceeds not so distributed to holders of Senior Notes will be returned to the Company.

CHANGE OF CONTROL

      Unless waived by the Required Holders, upon the occurrence of a Change of Control, the Company will make an offer (the "Change of Control Offer") to each holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 45 days following any Change of Control, the Company will mail a notice to the Indenture Trustee and each holder of Senior Notes stating: (1) that the Change of Control Offer is being made pursuant to the provisions of the Senior Note Indenture relating to Changes in Control in general and that all Senior Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Senior Note not tendered shall continue to accrue interest in accordance with its terms; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders of Senior Notes electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders of Senior Notes will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of Senior Notes, the principal amount of Senior Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Notes purchased; and
(7) that holders of Senior Notes whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.
The Company will comply
with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of the Senior Notes in connection with a Change of Control.

      On the Change of Control Payment Date, the Company will, to the extent lawful: (1) accept for payment Senior Notes or portions thereof tendered pursuant to the Change of Control Offer; (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Indenture Trustee the Senior Notes so accepted together, with an Officers' Certificate stating the Senior Notes or portions thereof tendered to the Company. The paying agent shall promptly mail to each holder of Senior Notes such accepted payment in an amount equal to the purchase price for such Senior Notes, and the Indenture Trustee shall promptly authenticate and mail to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; PROVIDED, HOWEVER, that each such new Senior Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CERTAIN COVENANTS OF THE COMPANY

      The following is a summary of certain of the covenants contained in the Senior Note Indenture:

      LIMITATION ON INVESTMENTS. The Company is not permitted to, nor is it permitted to allow any Subsidiary to, directly or indirectly, make any Investment except: (1) Investments which constitute leasing commissions and tenant improvements, related to the ownership and maintenance of a parcel or parcels of Real Estate in an amount not to exceed by more than 10% the amount of such commissions or improvements set forth in a budget approved by the Board of Trustees of the Company (as the same may be amended from time to time with the consent of the Board of Trustees of the Company); (2) with any Asset Sale Proceeds that are not applied to the then outstanding Senior Notes in accordance with the "Asset Sale Proceeds" provision above, new loans to non-Affiliates or new equity Investments, in each case approved by the Board of Trustees of the Company; (3) Investments approved by the Board of Trustees of the Company of Available Cash in Cash Equivalents; (4) Investments approved by the Board of Trustees of the Company created by the Company or any Subsidiary as a result of any sale, refinancing or disposition of assets when the Company or such Subsidiary accepts, in partial payment of an outstanding obligation, a new mortgage or equity interest in the same property; and (5) Investments approved by the Board of Trustees of the Company in Subsidiaries formed or maintained pursuant to the Senior Note Indenture; PROVIDED, HOWEVER, that the stock of any such new Subsidiary is pledged to the Collateral Agent for the ratable benefit of the holders of Senior Notes in accordance with the Senior Note Indenture.

      INDEBTEDNESS. The Company is not permitted to, directly or indirectly, nor is it permitted, directly or indirectly, to permit any Subsidiary to incur, create, assume or suffer to exist any Indebtedness except: (1) Indebtedness represented by the Senior Notes; (2) Contingent Obligations constituting endorsements for collection or deposit in the ordinary course of business; (3) current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business consistent with the past practice of the Company or such Subsidiary;
(4) Indebtedness arising under any performance bond reimbursement obligation entered into in the ordinary course of business of the Company or such Subsidiary consistent with the past practice of the Company or such Subsidiary;
(5) unimpaired indemnification claims under the Amended and Restated Declaration of Trust of the Company; (6) Indebtedness arising in connection with Subsidiaries formed or maintained pursuant to the Senior Note Indenture; (7) the First Lien Debt; (8) Indebtedness incurred to finance the purchase price of property; PROVIDED, HOWEVER, that such Indebtedness shall be non-recourse to the Company or such Subsidiary and (9) additional secured Indebtedness of the Company;

PROVIDED, HOWEVER, that: (i) 100% of the net cash proceeds of such Indebtedness, after deducting all expenses related thereto, shall be applied to the repayment of the Senior Notes in accordance with the "Asset Sale Proceeds" provisions above; and (ii) the interest rate payable in respect of such Indebtedness shall be lower than the interest rate then payable in respect of the Senior Notes; and, provided, further, that if such interest rate is not a fixed rate of interest, the Company shall have entered into an interest rate agreement or other contractual arrangement concurrently with the incurrence of such Indebtedness the economic effect of which shall be that such floating interest rate over the life of such Indebtedness shall be lower than the interest rate then payable in respect of the Senior Notes.

      RESTRICTED PAYMENTS. The Company is not permitted to: (1) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of or in respect of any of its Common Shares or any Preferred Stock which may be issued by the Company, other than such declaration and making of dividend payments that the Company deems necessary to preserve its status as a REIT, unless the Consolidated Net Worth of the Company at the time of such payment and after giving effect thereto is at least $50 million; PROVIDED, HOWEVER, that the Company shall in no event declare or make any such dividend payment or other distribution if a Default or Event of Default has occurred and is continuing under the Senior Note Indenture; or (2) purchase, redeem or otherwise acquire for value its Common Shares or any Preferred Stock which may be issued by the Company unless the Consolidated Net Worth of the Company at the time of such purchase, redemption or other acquisition and after giving effect thereto is at least $50 million; PROVIDED, HOWEVER, that the Company shall in no event make any such purchase, redemption or other acquisition if a Default or Event of Default has occurred and is continuing.

COLLATERAL AND SECURITY

      The Senior Notes are secured by a first priority Lien in and on all of the Collateral, in favor of the Collateral Agent for the benefit of the Indenture Trustee, the Collateral Agent and the holders of Senior Notes, (i) superior to and prior to the rights of all third persons other than those holding the First Lien Debt, and (ii) subject to no Liens other than the Liens permitted under the Senior Note Indenture. The Collateral consists of all of the Company's assets, including, without limitation, all personal property and real property, tangible or intangible, and all rents, issues, profits and proceeds thereof held by the Company or any Subsidiary. The security interests were granted by the Company and the Subsidiaries pursuant to the Collateral Documents.

      RELEASE OF COLLATERAL

      Subject to the certain conditions set forth in the Senior Note Indenture, Collateral which is sold, conveyed or disposed of in compliance with the provisions of the Senior Note Indenture may be released (from the Lien and security interest created by the Collateral Documents) from time to time in accordance with the provisions of the Collateral Documents.

      No Collateral will be released from the Lien and security interest created by the Collateral Documents unless the Company has made an Asset Sale Offer in accordance with the Senior Note Indenture. Notwithstanding any of the terms of the Senior Note Indenture or of any of the Collateral Documents, at any time when an Event of Default will have occurred and be continuing and the maturity of the Senior Notes shall have been accelerated (whether by declaration or otherwise), the Collateral Agent will not, without the consent of the Required Holders, release any Collateral pursuant to the provisions of the Senior Note Indenture or any of the Collateral Documents.

AMENDMENT, SUPPLEMENT AND WAIVER

      The Company and the Indenture Trustee, as applicable, may amend or supplement the Senior Note Indenture, the Senior Notes or any amended or supplemental Senior Note Indenture with the written consent of the Required Holders (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes) and any existing Default or Event of Default and its consequences or compliance with any provision of the Senior Note Indenture or the Senior Notes may be waived with the consent of the Required Holders (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes); provided that, without the consent of each holder of a Senior Note affected, an amendment or waiver may not (with respect to any Senior Notes held by a nonconsenting holder of Senior Notes) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver, reduce the principal of or change the fixed maturity of any Senior Note or reduce the redemption price of the Senior Notes, reduce the rate of or change the time for payment of interest on any Senior Note, waive a Default or Event of Default in the payment of principal of or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Required Holders and a waiver of the payment default that resulted from such acceleration), make any Senior Note payable in money other than that stated in the Senior Notes, make any change in the provisions of the Senior Note Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of or interest on the Senior Notes, directly or indirectly release Liens on all or substantially all of the Collateral except in connection with a merger, consolidation or disposition of assets permitted under the Senior Note Indenture, make any change in the foregoing amendment and waiver provision, or waive a redemption payment with respect to any Senior Note. Without the consent of any holder of Senior Notes, the Company and the Indenture Trustee, as applicable, may amend or supplement the Senior Note Indenture and the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for (i) the assumption of the Company's obligations to the holders of the Senior Notes in the case of a merger or consolidation pursuant to the Senior Note Indenture and (ii) certain amendments to the Collateral Documents expressly called for therein pursuant to the Senior Note Indenture, to execute and deliver any documents necessary or appropriate to release Liens on any Collateral as permitted by the Senior Note Indenture, to make any change that would provide any additional rights or benefits to the holders of the Senior Notes or that does not materially adversely affect the legal rights under the Senior Note Indenture of any holder of the Senior Notes, or to comply with requirements of the Securities and Exchange Commission (the "Commission") in order to effect or maintain the qualification of the Senior Note Indenture under the Trust Indenture Act of 1939 (the "TIA").

EVENTS OF DEFAULT

      The following are Events of Default under the Senior Note Indenture: (a) the Company fails to make any payment in respect of principal of the Senior Notes or under the "Asset Sale Proceeds" or "Change in Control" provisions of the Senior Note Indenture described in the appropriately captioned paragraphs above when the same becomes due and payable and such failure continues for a period of 5 business days after the due date of such payment, or the Company fails to make any payment when due of interest on the Senior Notes and such failure continues for a period of 10 days after the due date of such payment;
(b) any representation or warranty made or deemed made by the Company or any Subsidiary (or any of their officers) under the Disclosure Statement and Proxy Statement For the Solicitation of Votes For the Prepackaged Plan of Reorganization of the Company mailed to record holders on July 12, 1995 (the "Disclosure Statement") or the Collateral Documents prove to have been untrue or incorrect in any material respect when made or deemed made; (c) the Company (or the Company or any Subsidiary in the case of Collateral Documents) fails to perform any term, covenant or agreement of the Company (subject in certain cases to a 30-day cure period); (d) the Company or any Subsidiary fails, after any applicable grace period, to pay any principal of or premium, if any, or interest on any of its Indebtedness in an amount exceeding $1,000,000 (excluding the Senior Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other event occurs or condition exists under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; (e) bankruptcy, insolvency, reorganization or other similar events with respect to the Company or any Material Subsidiary; (f) any judgment or order for the payment of money in excess of $1,000,000 is rendered against the Company or any Subsidiary, and either enforcement proceedings has been commenced by any creditor upon such judgment or order, or there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise, is not in effect; and (g) except for releases of Collateral pursuant to Asset Sales effected in accordance with the Senior Note Indenture, the Senior Note Indenture or the Collateral Documents, for any reason, cease to create a valid Lien on Collateral having a value of $1,000,000 or more purported to be covered thereby, or such Lien ceases to have the priority Lien status initially granted and be a perfected Lien as to collateral having a value of $1,000,000 or more.

DEFEASANCE

      The Company may, at the option of its Board of Trustees evidenced by a resolution set forth in an Officers' Certificate, at any time, with respect to the Senior Notes, elect to have the defeasance section of the Senior Note Indenture be applied to all outstanding Senior Notes upon compliance with the conditions set forth in the defeasance article of the Senior Note Indenture. Upon the Company's exercise of this option the Company will be deemed to have been discharged from its obligations with respect to all outstanding Senior Notes on the date the conditions set forth in the Senior Note Indenture are satisfied (hereinafter "Defeasance"). For this purpose, such Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of the sections of the Senior Note Indenture so specified to in the Defeasance article of the Senior
Note Indenture, and to have satisfied all its other obligations under such Senior Notes and the Senior Note Indenture (and the trustee, on demand of and at the expense of the Company, will execute proper instruments acknowledging the same), except for the following which will survive until otherwise terminated or discharged hereunder: (a) the rights of holders of outstanding Senior Notes to receive solely from the trust fund described in the Senior Note Indenture, as more fully set forth in such Defeasance article, payments in respect of the principal of and interest on such Senior Notes when such payments are due; (b) the Company's obligations with respect to such Senior Notes under certain sections of the Senior Note Indenture; (c) the rights, powers, trusts, duties and immunities of the Indenture Trustee described in the Senior Note Indenture and the Company's obligations in connection therewith; and (d) the Defeasance article of the Senior Note Indenture.

      The following will be the conditions to the application of Defeasance: (a) the Company will irrevocably have deposited or caused to be deposited with the Indenture Trustee (or another Indenture Trustee satisfying the requirements of the Senior Note Indenture who will agree to comply with the provisions of the defeasance article of the Senior Note Indenture applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such Senior Notes, (i) cash in an amount or (ii) non-callable Governmental Securities which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment under the Senior Notes, cash in an amount or (iii) a combination thereof, in such amounts, as will be sufficient to pay and discharge and which will be applied by the Indenture Trustee (or other qualifying Indenture Trustee) to pay and discharge, (A) the principal of and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or interest to maturity and (B) any mandatory sinking fund payments or analogous payments applicable to the outstanding Senior Notes on the day on which such payments are due and payable in accordance with the terms of the Senior Note Indenture and of such Senior Notes; provided that the Indenture

Trustee will have been irrevocably instructed to apply such money or the proceeds of such non-callable Governmental Securities to said payments with respect to the Senior Notes; (b) no Default or Event of Default with respect to the Senior Notes will have occurred and be continuing on the date of such deposit; (c) such Defeasance will not result in a breach or violation of, or constitute a default under, the Senior Note Indenture or any other agreement or instrument to which the Company is a party or by which the Company is bound; (d) the Company will have delivered to the Indenture Trustee an Officers' Certificate stating that the deposit made by the Company pursuant to its election under the Senior Note Indenture was not made by the Company with the intent of preferring the holders over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (e) the Company will have delivered to the Indenture Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Defeasance under the Senior
Note Indenture have been complied with; (f) the Company will have delivered to the Indenture Trustee an opinion of counsel reasonably acceptable to the Indenture Trustee confirming that, (i) the Company has received from or there has been published by, the Internal Revenue Service a ruling or (ii) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; and (g) the Company will have delivered to the Indenture Trustee an opinion of counsel to the effect that such deposit would not constitute a preference as defined in Section 547 of the Bankruptcy Code, and the trust funds would not constitute property included within the estate of the debtor.

THE INDENTURE TRUSTEE AND COLLATERAL AGENT

      The Indenture Trustee will also be the corporate collateral agent under the Security Agreement. The Indenture Trustee may be removed as trustee under the Senior Note Indenture by the Required Holders and may be removed as Collateral Agent under the Security Agreement by the Required Holders.

INDEMNIFICATION OF THE COLLATERAL AGENT

Pursuant to a Letter of Agreement dated September 29, 1995, the Company has agreed to indemnify and hold harmless the Collateral Agent against any and all losses, liabilities or expenses incurred by the Collateral Agent arising out of or in connection with the acceptance or administration of its duties under the Security Agreement or the other Collateral Documents without gross negligence or bad faith on the Collateral Agent's part, including, but not limited to, all losses, liabilities or expenses arising in connection with the release or presence of any hazardous substance at or from the real estate whether foreseeable or unforeseeable, regardless of the source of such release or when such release occurred or such presence is discovered. The foregoing indemnity includes, without limitation, all costs of removal, remedial action, remediation of any kind, and disposal of such hazardous substances (whether or not such hazardous substances may be legally allowed to remain in the real estate if removal or remediation is prudent), after a foreclosure action, the cost of determining whether real estate that was the subject of the foreclosure action is in compliance and causing such real estate to be in compliance with all applicable environmental laws, and the Collateral Agent's reasonable attorneys' and consultants' fees and court costs related thereto. However, the Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. This indemnification will survive the satisfaction and discharge of the Security Agreement.

GLOSSARY

     Set forth below are certain terms contained in the Senior Note Indenture.

     "ASSET SALE" means any sale or other disposition, or series of sales or other dispositions, made on or after the September 29, 1995 by the Company or any Subsidiary to any person of any Collateral. For the purposes hereof, any prepayment or payment at maturity of an Underlying Promissory Note shall be deemed to be an "Asset Sale."

     "ASSET SALE ACCOUNT" means that trust account (account no.28666) maintained at Wilmington Trust Company in the name of the Collateral Agent, under the sole dominion and control of the Collateral Agent, and administered pursuant to the Collateral Documents.

     "ASSET SALE PROCEEDS" means payments in cash or other property (including securities) received by the Company or any Subsidiary (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or receivable or otherwise, but only as and when received) from any Asset Sale (after repayment of any indebtedness required to be paid by reason of such Asset Sale), in each case net of the amount of (a) reasonable brokers' and advisors' fees and commissions actually paid other than to an Affiliate of the Company, (b) all foreign, federal, state and local taxes actually payable by the Company as a direct consequence of such Asset Sale, (c) the reasonable fees and expenses attributable to such Asset Sale, to the extent not included in clause (a) above, except to the extent paid to any Affiliate of the Company, and (d) any proportionate share of the proceeds required to be paid to any person owing a beneficial interest in the property or assets sold pursuant to such Asset Sale.

     "ASSIGNMENTS OF LEASES" means each Assignment of Lease, made by the Company or a Subsidiary, executed prior to the execution of the Senior Note Indenture, concurrently with the execution of the Senior Note Indenture or thereafter in favor of the Collateral Agent on behalf of the Indenture Trustee, the Collateral Agent and the holders of Senior Notes, assigning a Lease, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.

     "AVAILABLE CASH" means, as at any date of determination, all cash and Cash Equivalents held by the Company, any Subsidiary or the Indenture Trustee, including, without limitation, cash and Cash Equivalents held in the Asset Sale Account.

     "CAPITAL EXPENDITURES" means, for any person for any period, the aggregate of all expenditures by such person and its consolidated Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such person and its Subsidiaries prepared in accordance with GAAP and includes, without limitation, payments, other than those attributable to interest, on capitalized leases and other indebtedness incurred to finance such property, plant and equipment. For the purpose of this definition, the purchase price of equipment which is acquired simultaneously with the trade-in of existing equipment owned by such person or any of its Subsidiaries or with insurance proceeds, shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be.

     "CASH EQUIVALENTS" means, collectively, (i) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (ii) certificates of deposit, overnight bank deposits and banker acceptances of any commercial bank (including Wilmington Trust Company) having combined capital and surplus of at least $200,000,000, a short term deposit rating of A1/P1 or better and organized under the laws of the United States of America having maturities of 90 days or less from the date of acquisition and (iii) commercial paper with maturities of 90 days or less having a rating of A1/P1 or better.

     "CHANGE OF CONTROL" means (i) the sale of all or substantially all of the Company's and the Subsidiaries' assets (taken as a whole), in one or in a series of transactions, to any "person" or "group" (as such terms are used in or defined in Section 13(d)(3) of the Exchange Act), (ii) an event or series of events (whether a stock purchase, merger, consolidation or other business combination or otherwise) by which any person or group (other than the holders of Senior Notes existing on September 29, 1995, including any person becoming a holder of Senior Notes prior to September 29, 1995 and who is a holder of Senior Notes on September 29, 1995) is or becomes the "Beneficial Owner" (as defined under Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing after the happening of a contingency) having the right to vote in the election of trustees or (iii) after the date of first issuance of Senior Notes, the replacement of a majority of the Board of Trustees of the Company over a two-year period from the trustees who constituted the Board of Trustees at the beginning of such period other than by
(a) trustees whose nomination for election by the equityholders of the Company was approved by such Board of Trustees, (b) trustees elected by such Board of Trustees or (c) trustees nominated or elected by trustees approved as set forth in (a) or (b) above.

     "COLLATERAL" means all the assets of the Company defined as "Collateral" in the New Collateral Documents.

     "COLLATERAL ASSIGNMENT OF LEASES" means each Collateral Assignment of Lease made by the Company or a Subsidiary, executed prior to the execution of the Senior Note Indenture, concurrently with the execution of the Senior Note Indenture or thereafter in favor of the Collateral Agent on behalf of the Indenture Trustee, the Collateral Agent and the holders of Senior Notes, assigning the related underlying assignment of lease, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.

     "COLLATERAL ASSIGNMENTS OF MORTGAGES" means each Collateral Assignment of Mortgage or Collateral Assignment of Deed of Trust made by the Company or a Subsidiary, executed prior to the execution of the Senior Note Indenture, concurrently with the execution of the Senior Note Indenture or thereafter in favor of the Collateral Agent on behalf of the Indenture Trustee, the Collateral Agent and the holders of Senior Notes, assigning the Underlying Mortgages, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.

     "CONSOLIDATED NET WORTH" means, with respect to any person, the sum of (i) the consolidated equity of the common equityholders of such person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such person's most recent balance sheet with respect to any series of preferred equity that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred equity, after eliminating inter-company items, including appropriate deductions for any minority interest in such person's Subsidiaries, less (x) all write-ups (other than write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any assets owned by such person or a consolidated Subsidiary of such person and (y) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

     "CONTINGENT OBLIGATION" means with reference to any person, any direct or indirect liability, contingent or otherwise, of such person with respect to any Indebtedness or contractual obligation of another person, if the purpose or intent of such person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or contractual obligation that such Indebtedness or contractual obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or contractual obligation will be protected (in whole or in part) against loss in respect thereof.

     "FIRST LIEN DEBT" means indebtedness of Paseo Padre Associates, a California partnership, 100% owned by the Company and its subsidiaries under the Imperial Bank Loan Agreement in an aggregate principal amount at any time outstanding not to exceed $18.1 million (plus interest, fees, costs and expenses).

     "GUARANTOR" means each of the Subsidiaries of the Company listed as guarantors in the Senior Note Indenture or any other guarantor of the obligations under the Senior Note Indenture.

     "GOVERNMENTAL SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America, to the payment of which the full faith and credit of the United States is pledged.

     "MATERIAL SUBSIDIARY" means each Subsidiary of the Company that, as at any time, has at such time capital equal to more than 10% of the Consolidated Net Worth of the Company.

     "MORTGAGES" means each Mortgage, Security Agreement and Financing Statement or Deed of Trust, Security Agreement and Financing Statement and each Amendment to Mortgage, Security Agreement and Financing Statement or Amendment to Deed of Trust, Security Agreement and Financing Statement, in each case made by the Company or a Subsidiary, executed concurrently with the execution of the Senior
Note Indenture or thereafter in favor of the Collateral Agent on behalf of the Indenture Trustee, the Collateral Agent and the holders of Senior Notes, encumbering the Real Estate, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.

     "NEW COLLATERAL DOCUMENTS" mean the Security Agreement, the Pledge Agreement, the Mortgages, the Assignments of Leases, the Collateral Assignments of Mortgages and the Collateral Assignment of Leases, and, with respect to any of the foregoing that may have been granted prior to the date hereof, amendments or restatements of such documents, together with all related filings, assignments, instruments, mortgages and other papers entered into or delivered in connection with any of the foregoing, as such agreements, filings, assignments, instruments, mortgages or papers or documents may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

     "REQUIRED HOLDERS" means the holders of a majority in principal amount of the Senior Notes outstanding on the date of determination.

     "SECURITY AGREEMENT" means that certain Collateral and Security Agreement, dated as of the date of the Senior Note Indenture made by the Company and the Subsidiaries, executed concurrently with the Senior Note Indenture or thereafter, in favor of the Collateral Agent on behalf of the Indenture Trustee, the Collateral Agent and the holders of Senior Notes, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.

     "UNDERLYING LOAN DOCUMENTS" means collectively, the Underlying Promissory Notes, the Underlying Mortgages, underlying assignments of leases and rents and any guarantees, instruments, agreements or other documents existing on September 29, 1995 and executed by any person to or for the benefit of the Company or any Subsidiary in connection with any loan made by the Company or any Subsidiary to or for the benefit of such person, as the same may have been amended, modified or supplemented.

     "UNDERLYING MORTGAGES" means collectively, the mortgages or deeds of trust granted by any person to or for the benefit of the Company or any Subsidiary securing an Underlying Promissory Note or other obligation of such person, as the same may have been or hereafter may be amended, modified or supplemented.

     "UNDERLYING PROMISSORY NOTES" means the promissory notes or other instruments evidencing the Indebtedness of any person to the Company or any Subsidiary other than (a) promissory notes or other instruments constituting Cash Equivalents and (b) promissory notes or other instruments evidencing indebtedness of any person to the Company or any Subsidiary in connection with residential loans made by the Company or any Subsidiary to such person for the purpose of purchasing a condominium unit.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following is a general summary of certain material U.S. federal income tax consequences applicable to holders of Securities who purchase the Securities pursuant to this offering. The summary is based on U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary also is based on the information included in this registration statement and the related documents and on certain representations from the Company as to factual matters. This summary is for only United States persons (e.g., citizens or residents of the United States and domestic corporations) who hold the Securities as capital assets and not for sale to customers in the ordinary course of a trade or business. This discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders and does not address state, local and foreign tax consequences.

            The Company has not sought and will not seek any rulings from the the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, holding or disposition of the Securities or that any such position would not be sustained by a court.

            The tax treatment of a holder of Securities may vary depending on his particular situation or status. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currency, persons that hold the Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, persons that have a "functional currency" other than the U.S. dollar, investors in pass-through entities and foreign entities and individuals) may be subject to special rules not discussed below. HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF PURCHASING THE SECURITIES AND OF THE CONTINUED HOLDING AND DISPOSITION OF THE SECURITIES.

TAX CONSEQUENCES OF HOLDING SENIOR NOTES

ORIGINAL ISSUE DISCOUNT

            Certain final regulations under sections 1271-1275 of the Code (the "Final OID Regulations") govern the determination of whether the Senior Notes have OID and the calculation of the amount of any OID. Holders of debt instruments must include OID, if any, in ordinary gross income as it accrues, under the constant yield method, regardless of their regular method of accounting. OID equals the amount by which the stated redemption price at maturity ("SRPM") of a debt instrument exceeds the instrument's "issue price", provided such excess exceeds a statutory DE MINIMIS amount. The SRPM of a debt instrument includes all payments of principal and interest on the instrument other than qualified stated interest ("QSI"), which is stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate (or certain variable rates). All payments on the Senior Notes (other than payments of stated principal) will be payments of QSI.

            Where a new debt instrument is issued in exchange for property (including an old debt instrument), as is the case with the Senior Notes, the determination of the issue price of the new debt instrument depends on whether either the new debt instrument or the property for which it is exchanged is considered "publicly traded." If neither the new debt instrument nor the property exchanged therefor is considered to be publicly traded, the issue price of the new debt equals its stated principal amount ("SPA") if the stated rate of interest on the new debt is "adequate" as it was on the Senior Notes. If, however, the Senior Notes are considered publicly traded, their issue price will equal their fair market value at the time of issuance. If the Senior Notes are not publicly traded but are exchanged for property which is considered publicly traded, the issue price of the Senior Notes will equal the fair market value of the property at the time the Senior Notes are issued. For these purposes, a debt instrument is publicly traded if (i) it is listed on a national securities exchange, an interdealer quotation system sponsored by a national securities association (such as NASDAQ), or a designated foreign exchange or board of trade, (ii) it is traded either on a board of trade designated as a contract market by the Commodities Futures Trading Commission or on an interbank market, (iii) it appears on a "quotation medium," I.E., a system of general circulation (including a computer listing available to subscribing brokers and dealers) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales (but not "yellow sheets") or (iv) it is a debt instrument that is "readily quotable" in that price quotations are readily available from dealers, brokers or traders. A debt instrument is not considered "readily quotable" if it meets one of several safe harbors. There can be no assurance that one of these safe harbors would apply. Newly issued debt instruments are treated as publicly traded property at the time of their issuance if the debt instruments are publicly traded during the 60-day period ending 30 days after their issuance. Any temporary restriction on trading, a purpose of which is to avoid characterization of debt instruments as publicly traded property for federal income tax purposes, is ineffective regardless of whether the temporary restriction is imposed by the issuer. Accordingly, if neither the Senior Notes nor the debt obligations for which they were exchanged on original issuance are publicly traded, the issue price of the Senior Notes equals their SRPM and they do not have OID. If, however, either the Senior Notes or the debt obligations for which they were exchanged are publicly traded, the Senior Notes may have OID.

            If the Senior Notes were issued with OID, each holder of Senior Notes generally will be required to include in gross income an amount equal to the sum of the daily portions of OID on the Senior Notes for all days during the taxable year in which such holder holds the Senior Notes. The daily portions of OID are determined by allocating to each day during an accrual period a ratable portion of OID attributable to that accrual period. The amount of OID attributable to each full accrual period is equal to the product of the adjusted issue price ("AIP") of the Senior Notes (at the beginning of the accrual period) and the yield to maturity of the Senior Notes. The Senior Notes have six month accrual periods, each beginning on a day in the calendar year that corresponds to the issue date or to the date six months after such date. The AIP of the Senior Notes at the beginning of an accrual period is the original issue price of the Senior Notes plus the aggregate amount of OID that has accrued in all prior accrual periods. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Senior Notes, produces an amount equal to their issue price. A holder increases its basis in the Senior Notes by the amount of any OID included in income.

            If a holder purchases Senior Notes at a premium (I.E., for an amount greater than the SRPM), the holder does not include any OID in gross income. If a holder purchases Senior Notes for an amount less than the SRPM but greater than the AIP, the holder is required to include the daily portion of OID in income like an original holder, but the daily portion of OID which the holder must include in income will be reduced by an amount equal to the daily portion multiplied by a fraction, the numerator of which is equal to the excess of the holder's cost of the Senior Notes over the holder's adjusted basis in the Senior Notes and the denominator of which is equal to the excess of the sum of all payments (other than QSI) on the Senior Notes after the date such Notes are purchased by the holder over the AIP of such Notes.

            The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of the Senior Notes, information with respect to OID, if any, accruing during the calendar year, as well as interest paid during that year. This information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. Accordingly, holders who purchase the Senior Notes for an amount other than the adjusted issue price or purchase the Senior Notes on a date other than the beginning of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for U.S. federal income tax purposes. A holder's aggregate includible income may vary, depending upon the amount paid for the Senior Notes.

MARKET DISCOUNT

            The Senior Notes have market discount to the extent they are acquired for an amount less than their adjusted issue price. If a holder of Senior Notes with market discount recognizes gain on the sale or exchange of the Senior Notes, all or a portion of that gain will be taxed to the holder as ordinary interest income to the extent of any accrued market discount. In addition, if the holder of Senior Notes receives a partial principal payment with respect to the Senior Notes, all or a portion of that partial principal payment will be treated as ordinary interest income to the extent of accrued market discount.

            Market discount generally accrues under a ratable method determined by the product of total market discount and the ratio of days held to the total days after the date of acquisition up to (and including) the date of maturity of the Senior Notes. In lieu of the ratable method of accrual, a holder may elect to compute accrued market discount on the basis of a constant interest rate, I.E., taking into account the compounding of interest. Further, a purchaser of Senior Notes with market discount may be required to defer recognition of a portion of interest expense attributable to any indebtedness incurred or continued to purchase or carry the Senior Notes. The amount of this deferred interest expense would not exceed the market discount accrued for the year and generally is allowed as a deduction not later than the year in which the related market discount income is recognized.

            A holder of Senior Notes with market discount may elect to include current market discount in gross income as the discount accrues. This current inclusion election applies to all other debt instruments with market discount acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election is made, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of the Senior Notes with market discount and deferral of interest on related indebtedness will not apply.

BOND PREMIUM

            If a holder acquires the Senior Notes at a premium, the holder may amortize such premium as an offset against interest payments made on the Senior Notes. The amount of amortizable bond premium is generally the excess of the amount paid by the holder for the Senior Notes over the SRPM of the Senior Notes. The amount of premium that is amortizable as an offset against each interest payment is determined using a constant yield method. A holder may amortize premium only if the holder makes (or has made) a timely election. Such election, if made, would apply to all debt instruments held at the beginning of the first tax year to which the election applies or subsequently acquired by the electing holder and could not be revoked without the consent of the IRS.

INTEREST ACCRUAL ELECTION

            Any holders of Senior Notes may elect to treat all interest on the Senior Notes as OID and calculate the amount includible in gross income under the constant yield method. For purposes of this election, interest includes stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount and unstated interest, all as adjusted by any amortizable bond premium or acquisition premium. If a holder makes this election for Senior Notes with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing holder will be required to include market discount in income currently or amortize bond premium for all of its other debt instruments with market discount or amortizable bond premium acquired during such tax year or in any subsequent tax year. The election is to be made for the taxable year in which the holder acquired the Senior Notes and may not be revoked without the consent of the IRS. Holders of Senior Notes should consult with their own tax advisors about this election.

SALE OR EXCHANGE

            In general, a holder of Senior Notes will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Senior Notes measured by the difference between the amount realized on the disposition and the holder's adjusted basis in the Senior Notes. Subject to the market discount rules discussed above, such gain or loss will be capital gain or loss and will be long-term if the holder holds the Senior Notes for more than one year prior to disposition. Under the Final OID Regulations, an unscheduled pro rata partial prepayment of the Senior Notes will be treated as a retirement of a portion of the Senior Notes, which may result in recognition of gain or loss to a holder. Generally, the gain or loss is calculated by assuming that the Senior Notes consist of two instruments, one that is retired and one that remains outstanding. The holder's adjusted basis is allocated between such two instruments based on the portion of the Senior Notes treated as retired by the prepayment.

BACKUP WITHHOLDING

            A holder may be subject to backup withholding at a rate of 31% with respect to certain "reportable payments," which include payments of interest and any call premium, and, under certain circumstances, principal payments, on the Senior Notes. These backup withholding rules apply if such holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury to the person subject to the requirement to backup withhold, (ii) furnishes an incorrect TIN to such person, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide to such person a certified statement, signed under penalty of perjury, that the TIN furnished is correct and that such holder is not subject to backup withholding. A holder that does not provide the Company with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding will not apply, however, with respect to certain exempt recipients, such as corporations and tax-exempt organizations and to certain foreign persons. However, the Company will withhold applicable amounts from such a recipient unless the recipient has established to the satisfaction of the Company that it is exempt from backup withholding.

            If backup withholding applies, the Company is required to withhold 31% from reportable payments. The amount withheld is not an additional tax but is credited against the holder's income tax liability.

TAX CONSEQUENCES OF HOLDING COMMON SHARES

      TAXATION TO UNITED STATES SECURITYHOLDERS OF DISTRIBUTIONS. As long as the Company qualifies as a REIT, distributions up to the amount of the Company's current or accumulated earnings and profits (and not designated as capital gain dividends) to a United States securityholder (I.E., a holder of Common Shares that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source), will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the securityholder has held its stock. However, corporate securityholders may be required to treat up to 20% of certain capital gain dividends as ordinary income, pursuant to Code section 291(d). A distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States securityholder's Common Shares, and a distribution in excess of the United States securityholder's tax basis in such respective Common Shares will be taxable gain realized from the sale of such shares. Dividends declared by the Company in October, November or December of any year payable to a securityholder of record on a specified date in any such month will be treated as both paid by the Company and received by the securityholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Securityholders may not claim the benefit of any tax losses of the Company on their own income tax returns.

      The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. As a result, securityholders may be required to treat as taxable dividends, certain distributions that would otherwise result in a tax-free return of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

      A United States securityholder will recognize gain or loss on the sale of common stock measured by the difference between the amount realized by the securityholder on the sale and the securityholder's basis in the sold stock. If the securityholder holds the stock as a capital asset, the gain and loss will generally be a capital gain or loss and will be long-term capital gain or loss if the security has been held for more than one year. Securityholders that received their Common Shares in exchange for debt in the reorganization of the Company may recognize ordinary income if (i) they received their Common Shares in exchange for a claim that had market discount and a portion of that market discount was allocated to the common stock and (ii) they received their Common Shares in exchange for a claim and (a) they had taken a bad debt deduction or a charge to a bad debt reserve with respect to the claim, (b) had recognized an ordinary loss on the exchange of the claim or (c) had not recognized income with respect to the claim due to the use of the cash method of accounting.

      A loss incurred on the sale or exchange of Common Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the Selling Securityholder with respect to such stock.

      TREATMENT OF TAX-EXEMPT SECURITYHOLDERS. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt securityholder will not constitute "unrelated business taxable income" unless the securityholder has borrowed to acquire or carry its shares of the Company.
A tax-exempt employee's pension trust that holds more than 10% of the Common Shares may under certain circumstances be required to treat a certain percentage of dividends as unrelated business taxable income if the Company is "predominantly held" by qualified trusts. For these purposes, a qualified trust is any trust defined under Code section 401(a) and exempt from tax under Code section 501 (a).

      TAXATION OF FOREIGN SECURITYHOLDERS. The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates holding Common Shares (collectively, "Foreign Securityholders") are complex, and no attempt will be made herein to discuss such rules. A Foreign Securityholder should consult with his or her own tax advisor to determine the effects of federal, state, and local and country of tax residence income tax laws on an investment in the Company, including any reporting requirements.

      BACKUP WITHHOLDING. The Company will report to its shareholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

      United States Shareholders. Under certain circumstances, a United States shareholder of Common Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Shares, Backup withholding will apply only if the Common Shares holder (i) fails to furnish the person required to withhold with its TIN which, for an individual would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.
 A United States shareholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States shareholder will be allowed as a credit against such United States shareholder's United States federal income tax liability and may entitle such United States shareholder to a refund, provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

      The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             SELLING SECURITYHOLDERS

      The following table sets forth the names and addresses of each Selling Securityholder, none of whom has, or within the past three years has had; any position, office or other material relationship with the Company, except as noted herein or in the documents incorporated by reference herein, the number of Common Shares and Senior Notes owned by each of the Selling Securityholders as of the date of this Prospectus, the number of Common Shares and Senior Notes that may be offered and sold by each such Selling Securityholder hereunder, and the percentage of Common Shares and Senior Notes to be owned by each such Selling Securityholder upon completion of the offering if all Common Shares and Senior Notes are sold by such Selling Securityholder.

                         OWNERSHIP OF         OWNERSHIP OF                            SENIOR NOTES
                     COMMON SHARES PRIOR   SENIOR NOTES PRIOR   SHARES OFFERED FOR     OFFERED FOR                       OWNERSHIP
                         TO OFFERING          TO OFFERING           SELLING             SELLING        OWNERSHIP OF      OF SENIOR
      SELLING        -------------------   -------------------   SECURITYHOLDER'S    SECURITYHOLDER'S  COMMON SHARES    NOTES AFTER
  SECURITYHOLDERS     NUMBER    PERCENT     NUMBER     PERCENT       ACCOUNT             ACCOUNT       AFTER OFFERING     OFFERING
-------------------  ---------  --------   ----------  -------  ------------------   ----------------  ---------------  -----------
Mutual Series        5,600,083   49.88%    56,566,000  51.4%        5,600,083         $56,566,000            -              -
Fund, Inc.
51 JFK Parkway
Short Hills,
New Jersey  07078

Intermarket          2,788,827   24.84%        -         -          2,788,228               -                 -              -
Corporation
667 Madison Avenue
20th Floor
New York,
New York 10021

Angelo Gordon        1,230,380   10.96%        503,000    4.6%      1,230,380         $   503,000             -              -
& Co., L.P.
245 Park Avenue
New York,
New York 10167


                            PLAN OF DISTRIBUTION

      The Company will not receive any proceeds from the sale of Securities offered hereby. It is anticipated that each of the Selling Securityholders will offer the Securities, from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the Securities as principals. Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from each of the Selling Securityholders and/or the purchasers of the Securities offered hereby for whom they may act as agent.

      The distribution of the Securities may be effected in one or more transactions that may take place (i) on the NYSE, including block trades or ordinary broker's transactions or (ii) through privately negotiated transactions or through underwritten public offerings or (iii) through a combination of any such methods of sale, at such prices as may be obtainable. Usual and customary or specially negotiated brokerage fees or commissions and transfer taxes may be paid by the Selling Securityholders in connection with such sales.

      The net proceeds to each of the Selling Securityholders from the sale of the Securities offered hereby will be the purchase price of the Securities sold less the aggregate underwriters' discounts or agents' commissions and transfer taxes, if any. Each of the Selling Securityholders and any dealers or agents that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). However, the Company and such persons disclaim that any such person is an underwriter of the Securities.

      At any time a particular offer of Securities is made, to the extent required, the specific Securities to be sold, the names of each of the Selling Securityholders, purchase price, public offering price or privately negotiated price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of such Securities.

      Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify each of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Securityholders may be required to make in respect thereof.

      To comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

      Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by each Selling Securityholder and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of the Securities generally may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities offered hereby.

                                  LEGAL MATTERS

      Certain legal matters with respect to the Common Shares and the Senior Notes offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                                     EXPERTS

       The financial statements of Value Property Trust at September 30,
1995 and 1994 and for each of the three years in the period ended September 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given upon the authority of such firm as experts in auditing and accounting.

                          AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York, New York (7 World Trade Center, 13th floor, New York, New York 10017). The Common Shares are quoted on the New York Stock Exchange and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the Securities, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                         INCORPORATION BY REFERENCE

      The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof: (i) the description of the Common Shares contained in the Company's Registration Statement on Form 8-A dated March 25, 1971; (ii) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended; (iii) The Company's Definitive 14C Information Statement dated October 6, 1995; and (iv) the Company's Current Report on Form 8-K dated October 13, 1995.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Securities to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge, to each person to whom a copy of the Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the company's principal office: Value Property Trust, 120 Albany Street, 8th Floor, New Brunswick, New Jersey 08901, (908) 296-3080.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The table below sets forth the estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the Securities covered by this Registration Statement.

      SEC Registration Fee........................................   $  31,730
      Printing Expenses ..........................................         500
      Legal Fees and Expenses (including Blue Sky)................      25,000
      Accounting Fees and Expenses................................      10,000
      Miscellaneous...............................................       2,770
                                                                     ---------
            Total ................................................   $  70,000
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Maryland General Corporation Law provides for indemnification of directors, trustees, officers, employees and agents, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudication in the proceeding. (MD. CODE, TITLE 2 SEC. 2-418 (1994)) Article 7.04 of the Amended and Restated Declaration of Trust dated as of September 29, 1995 and amended as of October 26, 1995 provides that the Company will indemnify, to the full extent permitted by Maryland law, now or hereafter in force, the trustees and officers of the Company. The Company is not aware of any pending legal proceedings for which any such person would be entitled to indemnification.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION
-------                     -----------
4.3(b) Indenture dated as of September 29, 1995 between Mortgage and Realty Trust (predecessor to Value Property Trust) and Wilmington Trust Company, as trustee, governing the registrant's 11-1/8% Senior Secured Notes due 2002 (1) (Exhibit 4.1).

4.3(c) Amended and Restated Collateral and Security Agreement between Mortgage and Realty Trust (predecessor to Value Property Trust), its Subsidiaries, its Lenders and Wilmington Trust Company and William J. Wade as Collateral Agent, dated as of September 29, 1995 (1) (Exhibit 4.2).

4.3(d) Letter of Agreement between Mortgage and Realty Trust (predecessor to Value Property Trust) and Wilmington Trust Company and William J. Wade as Collateral Agent, dated as of September 29, 1995 (1) (Exhibit 4.3).

4.3(e) Pledge Agreement between Mortgage and Realty Trust (predecessor to Value Property Trust) and Wilmington Trust Company as Collateral Agent, dated as of September 29, 1995 (1) (Exhibit 4.5).

5.1*    Opinion of Milbank, Tweed, Hadley & McCloy.

10.1(a) Registration Rights Agreement, dated September 29, 1995 and amended as of November 28, 1995, between Mutual Series Fund Inc., Intermarket Corporation, Angelo, Gordon & Co., L.P., Emerald Partners, Strome-Susskind & Co. and Mortgage and Realty Trust, as predecessor to Value Property Trust dated September 29, 1995 (1) (10.1).

10.1(b) November 28, 1995 Amendment to Registration Rights Agreement (2)
        (Exhibit 10.10).

12*     Statements Re: Computation of Ratios.

23.1*   Consent of Ernst & Young LLP.

23.2*   Consent of Milbank, Tweed, Hadley & McCloy (included with Exhibit 5.1).

24.1*   Power of Attorney (included on Signature Page).

______________________
(*)  Exhibit filed with this registration statement.
(**) To be filed by Amendment.
(1) Filed on October 13, 1995 as an exhibit to the Current Report on Form 8-K (No. 1-6613) and incorporated herein by reference).
(2) Filed on December 29, 1995 as an exhibit to the Annual Report on Form 10-K (No. 1-6613) and incorporated herein by reference.

ITEM 17.   UNDERTAKINGS

 (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                              POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints George R. Zoffinger, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

                                 SIGNATURES

    Pursuant to the requirement of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on December 29, 1995.

VALUE PROPERTY TRUST
(Registrant)

By: /s/ George R. Zoffinger
    ---------------------------------------------------
    George R. Zoffinger,
    President, Chief Executive Officer
    and Trustee

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ George R. Zoffinger                                    December 29, 1995
-----------------------------------
George R. Zoffinger, President,
Chief Executive Officer and Trustee
(Principal Executive Officer)


/s/ Jeffrey A. Altman                                      December 29, 1995
-----------------------------------
Jeffrey A. Altman, Chairman of the
Board


/s/ Martin Bernstein                                       December 29, 1995
-----------------------------------
Martin Bernstein, Trustee


/s/ Richard S. Frary                                       December 29, 1995
-----------------------------------
Richard S. Frary, Trustee


/s/ Richard B. Jennings                                    December 29, 1995
-----------------------------------
Richard B. Jennings, Trustee


/s/ John B. Levy                                           December 29, 1995
-----------------------------------
John B. Levy, Trustee


/s/ Carl A. Mayer, Jr.                                     December 29, 1995
-----------------------------------
Carl A. Mayer, Jr., Trustee


/s/ Hugh T. Regan, Jr.                                     December 29, 1995
-----------------------------------
Hugh T. Regan, Jr., Treasurer
and Secretary (Principal
Financial and Accounting Officer)

                              EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION


Exhibit                                                           Sequential
Number                        Description                         Page Number
------                        -----------                         -----------

4.3(b) Indenture dated as of September 29, 1995 between Mortgage and Realty Trust (predecessor to Value Property Trust) and Wilmington Trust Company, as trustee, governing the registrant's 11-1/8% Senior Secured Notes due 2002. (1) (Exhibit 4.1).

4.3(c) Amended and Restated Collateral and Security Agreement between Mortgage and Realty Trust (predecessor to
            Value Property Trust), its Subsidiaries, its Lenders and Wilmington Trust Company and William J. Wade as
            Collateral Agent, dated as of September 29, 1995 (1)
            (Exhibit 4.2).

4.3(d) Letter of Agreement between Mortgage and Realty Trust (predecessor to Value Property Trust) and Wilmington Trust Company and William J. Wade as Collateral Agent, dated as of September 29, 1995 (1) (Exhibit 4.3).

4.3(e)      Pledge Agreement between Mortgage and Realty Trust
            (predecessor to Value Property Trust) and Wilmington
            Trust Company as Collateral Agent, dated as of September 29, 1995 (1) (Exhibit 4.5).

5.1*        Opinion of Milbank, Tweed, Hadley & McCloy.

10.1(a) Registration Rights Agreement, dated September 29, 1995 and amended as of November 28, 1995, between Mutual Series Fund Inc., Intermarket Corporation, Angelo, Gordon & Co., L.P., Emerald Partners, Strome-Susskind & Co. and Mortgage and Realty Trust, as predecessor to Value Property Trust dated September 29, 1995 (1) (Exhibit 10.1).

10.1(b)     November 28, 1995 Amendment to Registration Rights
            Agreement (2) (Exhibit 10.10).

12*         Statements Re: Computation of Ratios.

23.1*       Consent of Ernst & Young LLP.

23.2* Consent of Milbank, Tweed, Hadley & McCloy (included with Exhibit 5.1).

24.1*       Power of Attorney (included on Signature Page).

______________________
(*)   Exhibit filed with this registration statement.
(**)  To be filed by Amendment.
(1) Filed on October 13, 1995 as an exhibit to the Current Report on Form 8-K (No. 1-6613) and incorporated herein by reference.
(2) Filed on December 29, 1995 as an exhibit to the Annual Report on Form 10-K (No. 1-6613) and incorporated herein by reference.